Exhibit 10.45
Director Compensation Policy
The following table sets forth the compensation payable to nonemployee directors of Lexmark International, Inc.:

Annual Retainer Fee	$50,000
Presiding Director Annual Retainer Fee	$10,000
Annual Chair Retainer Fee – Finance and Audit Committee	$15,000
Annual Chair Retainer Fee – Other Committees	$10,000
Daily Board Meeting Attendance Fee	$2,500
Committee Meeting Attendance Fees (if held other than on a Board Meeting date)
Finance and Audit Committee	$2,500
Other Committees	$2,000
Telephonic Meeting Attendance Fee	$750
Initial Equity Award (Restricted Stock Units)	$150,000
Annual Equity Award (Restricted Stock Units)	$100,000
Terms of Equity Awards
Initial Equity Award (Restricted Stock Units)
•	Grant Date: Date of Election to the Board

•	Number of RSUs: Face value of award divided by the closing price of Lexmark Class A Common Stock on the last day of the prior fiscal year, rounded up to the nearest whole share

•	Vesting: 100% vested on the sixth anniversary of the Grant Date

•	Settlement: On termination of status as a Board member
Annual Equity Award (Restricted Stock Units)
•	Grant Date: Annual Meeting of Stockholders

•	Number of RSUs: Face value of award divided by the closing price of Lexmark Class A Common Stock on the Grant Date, rounded up to the nearest whole share

•	Vesting: 100% vested on the date immediately preceding the next Annual Meeting of Stockholders

•	Settlement: 34% on the second anniversary of the date of grant and 33% on each of the third and fourth anniversaries of the date of grant
Deferred Stock Units: Pursuant to the terms of the Lexmark International, Inc. 2005 Nonemployee Director Stock Plan, each nonemployee director may defer his or her retainer and/or meeting fees into Deferred Stock Units based on the fair market value of Lexmark Class A Common Stock on the date of deferral. The Deferred Stock Units are eligible for settlement initially on June 30th in the fifth year following the date of grant.